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EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc. Patty Eisenhaur Director, Investor Relations (909) 493-5611

  FOR IMMEDIATE RELEASE

WATSON PHARMACEUTICALS ANNOUNCES CLOSING OF
$500 MILLION CONVERTIBLE CONTINGENT SENIOR DEBENTURES OFFERING

        Corona, Calif., March 10, 2003—Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that on March 7, 2003 it closed its $500 million offering of its 1.75% Convertible Contingent Senior Debentures due 2023. The debentures are convertible into shares of Watson's common stock at a conversion price of $40.05 per share of common stock.

        Watson has used approximately $300 million of the net proceeds to pay off its credit facility and intends to use the remainder for general corporate purposes. The debentures are convertible upon the occurrence of certain events, at the option of the holders, into shares of Watson's common stock. The offering was made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.

        Watson has the right to redeem the debentures for cash at any time on or after March 20, 2008, at their principal amount plus accrued interest. Debenture holders have a series of put options, pursuant to which they may require Watson to repurchase all or a portion of the debentures on March 15, in 2010, 2015, and 2018 and upon the occurrence of certain corporate events.

        The debentures, and the common stock issuable upon conversion of the debentures, have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

        Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is a leading specialty pharmaceutical company that develops, manufactures, markets and distributes branded and generic pharmaceutical products.

        Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson's current expectations depending upon a number of factors affecting Watson's business. These factors include, among others, risks and uncertainties detailed in Watson's periodic public filings with the Securities and Exchange Commission, including but not limited to Watson's Annual Report on Form 10-K for the year ended December 31, 2002.

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WATSON PHARMACEUTICALS ANNOUNCES CLOSING OF $500 MILLION CONVERTIBLE CONTINGENT SENIOR DEBENTURES OFFERING